Exhibit 16.12

August 31, 2026

Investment Managers Series Trust III

235 West Galena Street

Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.4 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of August 31, 2026, by and among Investment Managers Series Trust III, a Delaware statutory trust (the “Trust”), on behalf of its series Mast Managed Futures Strategy Fund (the “Acquired Fund”), and the Trust, on behalf of its series Mast HedgeIndex Managed Futures Strategy ETF (the “Acquiring Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

The Agreement contemplates (i) the transfer of all the Acquired Assets by the Acquired Fund to the Acquiring Fund in exchange for (A) the Acquiring Fund Shares, and (B) the assumption by the Acquiring Fund of all the Assumed Liabilities; and (ii) the distribution, in accordance with paragraph 1.4 of the Agreement, of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their shares in the Acquired Fund and in liquidation of the Acquired Fund (such transfer, assumption, and distribution is referred to herein as the “Reorganization”). For the avoidance of doubt, the “Reorganization” does not include any redemption transaction pursuant to paragraph 5.9 of the Agreement.1

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Proxy Statement and Prospectus for the Reorganization of the Acquired Fund into the Acquiring Fund, dated April 1, 2026, and related documents (collectively, the “Reorganization Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals

1 Pursuant to paragraph 5.9 of the Agreement, the Acquired Fund will, prior to the Effective Time, redeem all fractional shares of the Acquired Fund outstanding on the records of the Acquired Fund’s transfer agent and all shares of the Acquired Fund held through Non-Qualifying Accounts (as such term is defined in the Agreement). We view those redemption transactions as separate from the Reorganization, and we express no opinion on the tax consequences of those redemption transactions. It is generally expected that such redemptions will result in the recognition of gain or loss for U.S. federal income tax purposes for the applicable shareholders.

Morgan, Lewis & Bockius LLP

One Federal Street Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

Investment Managers Series Trust III

August 31, 2026

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(whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Reorganization Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Reorganization Documents and in certificates of the Trust, on behalf of the Acquired Fund, and the Trust, on behalf of the Acquiring Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Reorganization Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Reorganization Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Reorganization, we are of the opinion that, for United States federal income tax purposes:

1.	The transfer to the Acquiring Fund of all the Acquired Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Assumed Liabilities, followed by the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in complete liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Acquired Fund and the Acquiring Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquired Fund upon the transfer of all the Acquired Assets to the Acquiring Fund in the Reorganization solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Assumed Liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

Investment Managers Series Trust III

August 31, 2026

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3.	The tax basis in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Acquired Asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer.

4.	The holding period in the hands of the Acquiring Fund of each Acquired Asset transferred from the Acquired Fund to the Acquiring Fund in the Reorganization, other than Acquired Assets with respect to which gain or loss is required to be recognized, will include the Acquired Fund’s holding period for such Acquired Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

5.	No gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Acquired Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Assumed Liabilities of the Acquired Fund as part of the Reorganization.

6.	No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares as part of the Reorganization.

7.	The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

8.	Each Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include the Acquired Fund Shareholder’s holding period for the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

9.	The taxable year of the Acquired Fund will not end as a result of the Reorganization.

Investment Managers Series Trust III

August 31, 2026

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This opinion is furnished to the Trust, on behalf of the Acquiring Fund and the Acquired Fund, in connection with the Reorganization and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the Acquired Fund Shareholders, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any shareholder. This letter is not to be relied upon for the benefit of any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Combined Proxy Statement and Prospectus relating to the Reorganization and to the use of our name and any reference to our firm in the Combined Proxy Statement and Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP